EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 4, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Atlas Resource Partners, L.P. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Resource Partners, L.P. on Form S-8 (File No. 333-180209, effective March 19, 2012) and Forms S-3 (File No. 333-182616, effective August 28, 2012, File No. 333-183995, effective October 2, 2012, File No. 333-193238, effective January 21, 2014, File No. 333-202827, effective March 27, 2015, File No. 333-203269, effective April 17, 2015 and File No. 333-203800, effective August 5, 2015).

/s/ GRANT THORNTON LLP
Cleveland, Ohio
March 4, 2016